Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/25/2016	Investors: Chris Stent, 630-623-3801
Media: Becca Hary, 630-623-7293
McDONALD'S REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the fourth quarter and year ended December 31, 2015.
“We took bold, urgent action in 2015 to reset the business and position McDonald's to deliver sustained profitable growth,” said McDonald’s President and Chief Executive Officer Steve Easterbrook. “We ended the year with momentum, including positive comparable sales across all segments for both the quarter and the year - a testament to the swift changes we made and the early impact of our turnaround efforts. We enter 2016 committed to managing the business for the long term and aligned as a System around the critical imperative that we must run great restaurants each and every day for our valued customers.”
Fourth quarter results included:

•	Global comparable sales increase of 5.0%

•	Consolidated revenues decrease of 4% (increase of 5% in constant currencies)

•	Consolidated operating income increase of 7% (16% in constant currencies)

•	Diluted earnings per share of $1.31, an increase of 16% (26% in constant currencies)
Full year results included:

•	Global comparable sales increase of 1.5%

•	Consolidated revenues decrease of 7% (increase 3% in constant currencies)

•	Consolidated operating income decrease of 10% (flat in constant currencies)

•	Diluted earnings per share of $4.80, flat (increase 10% in constant currencies)
The Company returned $2.3 billion to shareholders through share repurchases and dividends in the fourth quarter and $9.4 billion for the full year. This brings the cumulative return to shareholders to $15.8 billion against our targeted return of about $30 billion for the three-year period ending 2016.
In the U.S., fourth quarter comparable sales increased 5.7%, benefiting from the October launch of All Day Breakfast and, to a lesser extent, unseasonably mild weather. Operating income for the quarter rose 30%, driven by positive comparable sales and a gain from the strategic sale of a unique restaurant property. McDonald’s U.S. business begins 2016 as a customer-led organization focused on delivering outstanding customer service through comprehensive simplification efforts, core menu enhancements and a compelling everyday national value platform. Generating sustained, positive guest traffic remains a top priority for the segment.
Comparable sales for the International Lead segment increased 4.2% for the quarter, led by strong performance in the U.K., Canada and Australia. Fourth quarter operating income decreased 5% (increased 8% in constant currencies), benefiting from higher franchised margins. Positive consumer response to multiple menu, service and value initiatives contributed to the segment's performance, while macro-economic concerns, particularly in France, negatively impacted quarterly sales performance.
In the High Growth markets, fourth quarter comparable sales increased 3%, reflecting positive performance in Russia and China. Operating income increased 27% (45% in constant currencies) due, in part, to comparison against the prior year supplier issue in China, along with an increase in the segment’s franchised margins.

Fourth quarter comparable sales rose 5.9% in the Foundational markets fueled by broad-based strength in Asia and Europe. Operating income for the quarter was negatively impacted by strategic charges related to the Company’s global refranchising efforts and weaker results in Japan.
Kevin Ozan, McDonald's Chief Financial Officer, noted, “In November, we announced financial goals in conjunction with our business turnaround plan. We outlined specific targets to return about $30 billion to shareholders through a combination of dividends and share repurchases for the three-year period ending 2016, plans to refranchise about 4,000 restaurants by the end of 2018 and reduce our net annual G&A spending by $500 million, the vast majority of which will be realized by the end of 2017. These targets are designed to enhance long-term shareholder value while supporting the work underway to reignite our business results.”
Ozan continued, “During 2015, we demonstrated our commitment to enhancing shareholder value by returning $9.4 billion to shareholders, while also making progress on our refranchising and G&A targets. For 2016, we expect our capital expenditures to remain at about $2 billion - split fairly evenly between opening new restaurants and reinvesting in existing restaurants as we pursue targeted opportunities to drive long-term profitable growth.”
Easterbrook concluded, “We are demonstrating that our turnaround plan is key to restarting growth and becoming a modern and progressive burger company. I am inspired by the dedication and collective determination of our U.S., International Lead, High Growth and Foundational markets to leverage our competitive strengths as they pursue their growth opportunities. As we enter 2016, we expect continued positive top-line momentum across all segments."
KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended December 31,				Years Ended December 31,
	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,341.3	$6,572.2	(4)%	5%	$25,413.0	$27,441.3	(7)%	3%
Operating income	1,880.4	1,751.7	7	16	7,145.5	7,949.2	(10)	0
Net income	1,206.2	1,097.5	10	19	4,529.3	4,757.8	(5)	5
Earnings per share-diluted	$1.31	$1.13	16%	26%	$4.80	$4.82	0%	10%
Foreign currency translation had a negative impact of $0.11 and $0.50 on diluted earnings per share for the quarter and year, respectively.
Results for the quarter and year benefited from higher franchised margins and a gain on sale of property in the U.S., partly offset by strategic charges, primarily related to goodwill impairment and other asset write-offs in conjunction with the Company's refranchising initiatives, restructuring and incremental restaurant closings. The gain on sale of property in the U.S. and strategic charges had a positive net impact on diluted earnings per share of $0.03 for the quarter and a negative net impact on diluted earnings per share of $0.18 for the year.
For both periods, results benefited from comparison to the prior year's charges related to certain foreign tax matters and the China supplier issue. These items had a negative impact on diluted earnings per share of $0.13 and $0.54 in the quarter and year ended December 31, 2014, respectively.
Excluding the impact of these current and prior year items, earnings per share in constant currencies would have increased $0.13 or 10% for the quarter and $0.12 or 2% for the year.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.

RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and year ended December 31, 2015.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. Central Time on January 25, 2016. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time.
Kevin Ozan, Chief Financial Officer, and Mike Andres, President - McDonald's USA, will participate in the UBS Global Consumer Conference in Boston on March 9, 2016. Kevin Ozan will also participate in the Bank of America Merrill Lynch 2016 Consumer & Retail Tech Conference in New York on March 16, 2016. These presentations will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s plans to release first quarter results before the market opens on April 22, 2016 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations in over 100 countries. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended December 31,	2015	2014	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,030.2	$4,296.7	$(266.5)	(6)%
Revenues from franchised restaurants	2,311.1	2,275.5	35.6	2

TOTAL REVENUES	6,341.3	6,572.2	(230.9)	(4)

Operating costs and expenses
Company-operated restaurant expenses	3,418.6	3,676.7	(258.1)	(7)
Franchised restaurants—occupancy expenses	416.2	421.4	(5.2)	(1)
Selling, general & administrative expenses	675.1	662.5	12.6	2
Other operating (income) expense, net	(49.0)	59.9	(108.9)	n/m
Total operating costs and expenses	4,460.9	4,820.5	(359.6)	(7)

OPERATING INCOME	1,880.4	1,751.7	128.7	7

Interest expense	180.9	153.7	27.2	18
Nonoperating (income) expense, net	(11.3)	1.9	(13.2)	n/m

Income before provision for income taxes	1,710.8	1,596.1	114.7	7
Provision for income taxes	504.6	498.6	6.0	1

NET INCOME	$1,206.2	$1,097.5	$108.7	10%

EARNINGS PER SHARE-DILUTED	$1.31	$1.13	$0.18	16%

Weighted average shares outstanding-diluted	919.9	971.5	(51.6)	(5)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Years Ended December 31,	2015	2014	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$16,488.3	$18,169.3	$(1,681.0)	(9)%
Revenues from franchised restaurants	8,924.7	9,272.0	(347.3)	(4)

TOTAL REVENUES	25,413.0	27,441.3	(2,028.3)	(7)

Operating costs and expenses
Company-operated restaurant expenses	13,976.9	15,288.3	(1,311.4)	(9)
Franchised restaurants—occupancy expenses	1,646.9	1,697.3	(50.4)	(3)
Selling, general & administrative expenses	2,434.3	2,487.9	(53.6)	(2)
Other operating (income) expense, net	209.4	18.6	190.8	n/m
Total operating costs and expenses	18,267.5	19,492.1	(1,224.6)	(6)

OPERATING INCOME	7,145.5	7,949.2	(803.7)	(10)

Interest expense	638.3	576.4	61.9	11
Nonoperating (income) expense, net	(48.5)	0.8	(49.3)	n/m

Income before provision for income taxes	6,555.7	7,372.0	(816.3)	(11)
Provision for income taxes	2,026.4	2,614.2	(587.8)	(22)

NET INCOME	$4,529.3	$4,757.8	$(228.5)	(5)%

EARNINGS PER SHARE-DILUTED	$4.80	$4.82	$(0.02)	0%

Weighted average shares outstanding-diluted	944.6	986.3	(41.7)	(4)%
n/m Not meaningful